As filed with the Securities and Exchange Commission on June 20, 2008

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8/S-3

REGISTRATION STATEMENT

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
(Including registration of shares for resale by means of a Form S-3 Prospectus)

MARVELL TECHNOLOGY GROUP LTD.

(Exact name of Registrant as specified in its charter)

Bermuda	77-0481679
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

Canon’s Court

22 Victoria Street
Hamilton HM 12

Bermuda
(441) 296-6395

(Address, including zip code, and telephone number, including area code of Registrant’s principal executive offices)

Marvell Technology Group Ltd.
Amended and Restated 1995 Stock Option Plan

(Full title of the plan)

Eric Janofsky
Vice President
Marvell Semiconductor, Inc.
5488 Marvell Lane

Santa Clara, California 95054
(408) 222-2500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Carmen Chang, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common shares, par value $0.002 per share, issued or to be issued pursuant to stock units granted under the Marvell Technology Group Ltd. Amended and Restated 1995 Stock Option Plan	169,277 shares	$16.475	$2,788,838.58	$110

(1)   Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers shares issued pursuant to certain anti-dilution provisions as set forth in the Marvell Technology Group Ltd. Amended and Restated 1995 Stock Option Plan, including, without limitation, shares issued as a result of any stock split, stock dividend, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding common shares.

(2)   Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, on the basis of $16.475, the average of the high and low prices of the Registrant’s common shares on June 18, 2008, as reported on The NASDAQ Global Select Market.

(3)   Amount of the Registration Fee was calculated pursuant to Section 6(b) of the Securities Act, and was determined by multiplying the aggregate offering amount by 0.0000393.

PROSPECTUS

169,277 Shares

MARVELL TECHNOLOGY GROUP LTD.

Common Shares

This prospectus relates to the registration of up to 169,277 of our common shares (the “Shares”), which may be offered from time to time by certain of our shareholders (the “Selling Shareholders”) for their own accounts.  We will receive no part of the proceeds from sales made hereunder.  The Shares were issued or are issuable by the Selling Shareholders upon vesting of stock units awards granted under our Amended and Restated 1995 Stock Option Plan.  The Shares may be offered by the Selling Shareholders from time to time in one or more transactions in the over-the-counter market at prices prevailing therein, in negotiated transactions at such prices as may be agreed upon, or in a combination of such methods of sale.  See “Plan of Distribution.”  The price at which any of the Shares may be sold, and the commissions, if any, paid in connection with any such sale, are unknown and may vary from transaction to transaction.  The Selling Shareholders will bear all sales commissions and similar expenses.  Any other expenses incurred by us in connection with the registration and offering that are not borne by the Selling Shareholders will be borne by us.  None of the Shares have been registered prior to the filing of this Registration Statement on Form S-8/S-3 (herein, together with all amendments and exhibits, referred to as the “Registration Statement”) of which this prospectus is a part.

Our common shares have been quoted on The NASDAQ Global Select Market under the symbol “MRVL” since June 27, 2000.  Prior to that time, there was no public market for our common shares.  On June 19, 2008, the last sale price for our common shares as reported on The NASDAQ Global Select Market was $17.50 per share.

This offering involves material risks.  See “Risk Factors” on page 4 for a discussion of factors that should be considered by prospective investors of the Shares offered by this prospectus.

The Securities and Exchange Commission (the “SEC”) may take the view that, under certain circumstances, the Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).  Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act.  See “Plan of Distribution.”

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated June 20, 2008.

MARVELL TECHNOLOGY GROUP LTD.

We are a fabless semiconductor provider of high-performance application-specific standard products. Our core strength of expertise is the development of complex system-on-a-chip devices leveraging our extensive portfolio of intellectual property in the areas of analog, mixed-signal, digital signal processing and embedded ARM-based microprocessor integrated circuits. Our product portfolio includes devices for data storage, enterprise-class Ethernet data switching, Ethernet physical-layer transceivers, handheld cellular, Ethernet-based wireless networking, personal area networking, Ethernet-based PC connectivity, control plane communications controllers, video-image processing and power management solutions. Our products serve diverse applications used in carrier, metropolitan, enterprise and PC-client data communications and storage systems. Additionally, we serve the market for the convergence of voice, video and data applications in the consumer electronics market.

Our core technologies were initially focused on the storage market, where we provide high-performance products to storage companies such as Fujitsu, Hitachi, Samsung, Seagate, Toshiba and Western Digital Corporation. We subsequently applied our technology to the broadband communications market, where we provide industry-leading physical layer transceivers, wired and wireless Ethernet-switching solutions that enable the data transmission between communications systems to manufacturers of high-speed networking and wireless equipment including ASUSTeK, Cisco Systems, Inc., 3Com Corporation, Dell Inc., Juniper Networks, Inc., Foundry Networks, Inc., Intel Corporation and NETGEAR, Inc. Our wireless technology has a variety of uses in emerging consumer electronic devices, including enabling applications such as wireless connectivity, ad-hoc gaming, streaming audio, video and voice over Internet applications for products offered by companies such as Microsoft Corporation, Motorola, Inc., Palm, Inc. and Sony Corporation.

In fiscal 2007, we acquired the communications and application processor business from Intel, providing us with cellular and handheld solutions with customers such as Research in Motion Limited, Motorola and Palm. Also, during fiscal 2007, we acquired the printer semiconductor division from Avago Technologies Limited, which provides system-on-a-chip and system level solutions for both inkjet and laser jet printer systems. We also have applied our technology by introducing integrated circuits and modules that provide power management broadly to electronic devices.

We were incorporated in Bermuda in January 1995. Our registered address is Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda, and our telephone number there is (441) 296-6395. The address of our United States subsidiary is Marvell Semiconductor, Inc., 5488 Marvell Lane, Santa Clara, California 95054, and our telephone number there is (408) 222-2500. We also have offices in many countries including Israel, Singapore, Germany, Canada, China, India, Italy, Japan, Korea, Malaysia, Switzerland, Taiwan and the United Kingdom. Our fiscal year ends on the Saturday nearest January 31.

Our website address is located at www.marvell.com. The information contained in our website does not form any part of this Registration Statement on Form S-8/S-3.  However, we make available free of charge through our website our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after we electronically file this material with, or furnish it to, the SEC.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements that are based on current expectations, estimates and projections about our industry, management’s beliefs, and assumptions made by management.  Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any such forward-looking statements.  Such risks and uncertainties include those set forth herein under “Risk Factors,” as well as those noted in the documents incorporated herein by reference.  We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

In this prospectus, “we,” “us” and “our” refer to Marvell Technology Group Ltd.  In this prospectus, we refer to the fiscal year ended January 27, 2007 as fiscal 2007 and the fiscal year ended February 2, 2008 as fiscal 2008.

* * * * *

RISK FACTORS

The Shares offered hereby are speculative in nature and involve a high degree of risk.  The following risk factors should be considered carefully, in addition to the other information contained in the documents incorporated by reference herein, before purchasing the Shares offered hereby.

Changes in our management may cause uncertainty in, or be disruptive to, our business.

We have experienced significant changes in our management and our Board of Directors. In May 2007, our former Chief Financial Officer resigned and our Executive Vice President and Chief Operating Officer, who is one of our co-founders, resigned from those positions and as a member of our Board of Directors and continues to serve in a non-management role. Our current interim Chief Financial Officer, who joined us in January 2008, will become Acting Chief Operating Officer after our newly appointed Chief Financial Officer joins us later this month. Also, the general counsel of our U.S. operating subsidiary was terminated in March 2007. We have not yet recruited permanent replacements for our Chief Operating Officer and General Counsel positions, and if we cannot recruit qualified permanent replacements for such positions, our business may suffer. Moreover, we continue to search for new independent directors to fill the existing vacancies on our Board of Directors, and one of the independent directors currently on our Board of Directors joined our Board of Directors in October 2007. One of the independent directors will succeed Dr. Sehat Sutardja as Chairman of the Board. Although we will endeavor to implement any director and management transition as nondisruptive as possible, any such transition might impact our business, and give rise to uncertainty among customers, investors, vendors, employees and others concerning our future direction and performance. Our future success will depend to a significant extent on the ability of our management team to work together effectively. The loss of any of our management or other key personnel could harm our ability to implement our business strategy and respond to the rapidly changing market conditions in which we operate. Moreover, our success will depend on our ability to attract, hire and retain qualified management and other key personnel and on the abilities of the new management personnel to function effectively, both individually and as a group, going forward. If we are unable to attract and retain effective qualified replacements for our key executives and board of directors positions in a timely manner, our business, financial condition, results of operations and cash flows may be adversely affected and our ability to execute our business model could be impaired.

A number of our current and former executive officers and directors have been named as parties to several purported shareholder derivative and class action lawsuits relating to our historic stock option granting practices, and there is a possibility of additional lawsuits, all of which could require significant management time and attention and result in significant legal expenses.

We are subject to a number of consolidated shareholder derivative lawsuits brought purportedly on behalf of us against certain of our current and former executive officers and board members relating to our historic stock option grant practices. We are named as a nominal defendant in these lawsuits. The parties to these consolidated shareholder derivative lawsuits have reached a tentative settlement. In addition, consolidated putative shareholder class action lawsuits have been filed against us and certain of our officers and directors that allege violations of the federal securities laws in connection with our historic stock option granting practices. We and our current and former executive officers and board members may in the future be subject to additional litigation relating to our historic stock option granting practices. Subject to certain limitations, we are obligated to indemnify our current and former directors, officers and employees in connection with such lawsuits. The expenses associated with these lawsuits may be significant, the amount of time to resolve these lawsuits is unpredictable and defending these lawsuits may divert management’s attention from the day-to-day operations of our business, which could have a material adverse effect on our financial condition, business, results of operations and cash flows.

We have been named as a party to several purported class action and shareholder derivative lawsuits relating to our historic stock option granting practices, and we may be named in additional litigation, all of which could cause our business, financial condition, results of operations and cash flows to suffer.

We have been named as a nominal defendant in purported shareholder derivative actions that name a number of our current and former directors and officers as defendants and that seek to recover damages purportedly sustained by us in connection with our historic stock option granting practices. The parties in the consolidated derivative lawsuit have reached a tentative settlement. In addition, putative class actions have been filed against us and certain of our officers and directors that allege violations of the federal securities laws in connection with our historic option granting practices, which seek to recover damages. We and our current and former executive officers and board members may in the future be subject to additional litigation relating to our historic stock option granting practices. We cannot predict the outcome of these lawsuits. Regardless of the outcome, these lawsuits, and any other litigation that may be brought against us or our directors and officers, could be time consuming, result in significant expense, and divert the attention and resources of our management and other key employees. An unfavorable outcome in these litigations could exceed the proceeds obtained from a recent settlement and policy release with our directors and officers liability insurers and could have a material adverse effect on our business, financial condition, financial results, results of operations and cash flows, including potential impacts to certain covenants in our existing credit agreement.

Our tentative settlement of the consolidated shareholder derivative actions requires the court’s preliminary and final approval, and may not be approved by the court.

On or about March 5, 2008, the parties entered into a memorandum of understanding that tentatively settles and resolves the pending consolidated derivative action. This tentative settlement of the derivative actions requires court approval before it becomes final. The court may not preliminarily or finally approve the tentative settlement. If the court does not approve the tentative settlement, the parties might elect or be required to continue litigating the consolidated derivative actions.

Matters related to the internal review of our historic stock option granting practices and the restatement of our financial statements may result in additional litigation, regulatory proceedings and government enforcement actions, and could have a negative impact on our reputation, business, financial condition and financial results.

Our historic stock option granting practices and the restatement of our financial statements have exposed us to greater risks associated with litigation, regulatory proceedings and government enforcement actions. We may become the subject of additional private or government actions regarding these matters in the future. We provided the results of our internal review to the SEC and the United States Attorney’s Office for the Northern District of California, and in that regard responded to formal and informal requests for documents and additional information. As discussed above, the SEC conducted first an informal and then a formal investigation of our historic stock option grant practices. On May 8, 2008, we announced that we had reached an agreement with the SEC to settle this matter. In a related agreement, Weili Dai also entered into a settlement with the SEC. The Court entered into the final judgment against Ms. Dai on June 16, 2008. We are awaiting the entry of the final judgment against us. Although this settlement will conclude the SEC’s formal investigation of us with respect to our historic stock option granting practices, we cannot be certain regarding the outcome of any other unresolved litigation, regulatory proceedings and government enforcement actions relating to our historic stock option granting practices. The resolution of these matters has been and will be time consuming and expensive, and may require the time and attention of our management. Subject to certain limitations, we are obligated to indemnify our current and former directors, officers and employees in connection with the shareholder litigation, as well as the government investigations of our historic stock option granting practices and any subsequent litigation. Further, we could be required to pay damages or additional penalties or have other remedies imposed against us, our directors, executive officers or other officers, or employees, which could harm our reputation, business, financial condition, results of operations and cash flows. Moreover, ongoing government investigations, and the pending shareholder derivative and class action litigation could have a negative impact on our relationships with customers, suppliers and business partners, our ability to generate revenue, our ability to obtain director and officer insurance coverage, our ability to attract and retain employees, officers, and directors, our ability to access debt and equity markets, customer and investor confidence in our board and management, and our revenue, net income, expenses, results of operations, profitability, earnings-per-share and cash flows.

Class action litigation due to stock price volatility or other factors could cause us to incur substantial costs and divert our management’s attention and resources.

On July 31, 2001, a putative class action suit was filed against two investment banks that participated in the underwriting of our initial public offering (“IPO”) on June 29, 2000. That lawsuit, which did not name us or any of our officers or directors as defendants, was filed in the United States District Court for the Southern District of New York. Plaintiffs allege that the underwriters received “excessive” and undisclosed commissions and entered into unlawful “tie-in” agreements with certain of their investment clients in violation of Section 10(b) of the Exchange Act. Thereafter, on

September 5, 2001, a second putative class action was filed in the Southern District of New York relating to our IPO. In this second action, plaintiffs named three underwriters as defendants and also named as defendants, us and two of our officers, one of whom is also a director. Relying on many of the same allegations contained in the initial complaint in which we were not named as a defendant, plaintiffs allege that the defendants violated various provisions of the Securities Act and the Exchange Act in the course of our IPO. In both actions, plaintiffs seek, among other items, unspecified damages, pre-judgment interest and reimbursement of attorneys’ and experts’ fees. These two actions relating to our IPO have been coordinated with hundreds of other similar lawsuits filed by plaintiffs against approximately 40 underwriters and approximately 300 issuers across the United States. Defendants in the coordinated proceedings moved to dismiss the actions. In February 2003, the trial court granted the motions in part and denied them in part, thus allowing the case to proceed against us and the underwriters and us as to alleged violations of section 11 of the Securities Act and section 10(b) of the Exchange Act. Claims against the individual officers have been voluntarily dismissed with prejudice by agreement with plaintiffs. In June 2004, a stipulation of settlement and release of claims against the issuer defendants, including us, was submitted to the court for approval. On August 31, 2005, the court preliminarily approved the settlement. In December 2006, the appellate court overturned the certification of classes in the six focus cases that were selected by the underwriter defendants and plaintiffs in the coordinated proceedings (the action involving us is not one of the six cases). Because class certification was a condition of the settlement, it was unlikely that the settlement would receive final court approval. On June 25, 2007, the court entered an order terminating the proposed settlement based upon a stipulation among the parties to the settlement. Plaintiffs have filed amended master allegations and amended complaints in the six focus cases and have moved for class certification. On December 21, 2007, defendants in the six focus cases filed briefs opposing plaintiffs’ motion for class certification. The parties have also fully briefed a motion to dismiss by defendants in the six focus cases. The court has not yet set a hearing date for either of those motions. In the past, securities class action litigation often has been brought against a company following periods of volatility in the market price of its securities. Companies in the integrated circuit industry and other technology industries are particularly vulnerable to this kind of litigation due to the high volatility of their stock prices. Accordingly, we may in the future be the target of additional securities litigation. Any securities litigation could result in substantial costs, could divert the attention and resources of our management, and could have a material adverse effect on our reputation, business, financial condition, financial results, results of operations and cash flows.

We have had and continue to have material weaknesses in internal control over financial reporting and cannot assure you that additional material weaknesses will not be identified in the future. If our internal control over financial reporting or disclosure controls and procedures are not effective, there may be errors in our financial statements that could require a restatement or our filings may not be filed on a timely basis and investors may lose confidence in our reported financial information, which could lead to a decline in our stock price.

We have assessed that we continue to have material weaknesses in internal control over financial reporting. Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Any inability to provide reliable financial reports or prevent fraud could harm our business. The Sarbanes-Oxley Act of 2002 requires management and our auditors to evaluate and assess the effectiveness of our internal control over financial reporting.

Our management, including our Chief Executive Officer and interim Chief Financial Officer, does not expect that our internal control over financial reporting will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, involving us have been, or will be, detected. These inherent limitations include the realities that judgments in decision making can be faulty, breakdowns can occur because of simple error or mistake and errors discovered by personnel within control systems may not be properly disclosed and addressed. Controls can also be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. The design of any system of controls is based in part on certain assumptions about the likelihood of future events, and we cannot assure you that any design will succeed in achieving its stated goals under all potential future conditions. Over time, controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with policies or procedures. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

We cannot assure you that material weaknesses in our internal control over financial reporting will not be identified in the future. Although we intend to continue to devote substantial resources to improve our internal control processes, we may not be able to effectively and timely implement necessary control changes and employee training to ensure continued compliance with the Sarbanes-Oxley Act of 2002 and other regulatory and reporting requirements. Our rapid growth and numerous acquisitions in recent periods, and our possible future expansion through additional acquisitions, present challenges to maintain the internal control and disclosure control standards applicable to public companies. Any failure to maintain or implement required new or improved controls, or any difficulties we encounter in their implementation, could result in significant deficiencies or material weaknesses, cause us to fail to timely meet our periodic reporting obligations, or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of periodic management evaluations and the effectiveness of our internal control over financial reporting required under the Sarbanes-Oxley Act of 2002. The existence of a material weakness could result in errors in our financial statements that could result in a restatement of financial statements, cause us to fail to timely meet our reporting obligations and cause investors to lose confidence in our reported financial information, leading to a decline in our stock price. If we fail to maintain effective internal controls, we could be subject to regulatory scrutiny and sanctions and investors could lose confidence in the accuracy and completeness of our financial reports. We cannot assure you that we will be able to fully comply with the requirements of the Sarbanes-Oxley Act of 2002  or that management or our auditors will conclude that our internal control over financial reporting is effective in future periods.

If the recent worsening of credit market conditions continues or increases, it could have a material adverse impact on our investment portfolio.

Recent U.S. sub-prime mortgage defaults have had a significant impact across various sectors of the financial markets, causing global credit and liquidity issues. The short-term funding markets experienced credit issues during the second half of calendar 2007 and continuing into the first and second quarter of calendar 2008, leading to liquidity disruption in asset-backed commercial paper and failed auctions in the auction rate market. If the global credit market continues to deteriorate, our investment portfolio may be impacted and we could determine that some of our investments are impaired. This could materially adversely impact our results of operations and financial condition.

As of May 3, 2008, our investment portfolio included $42.2 million in par value of auction rate securities.  Auction rate securities are usually found in the form of municipal bonds, preferred stock, pools of student loans or collateralized debt obligations with contractual maturities generally between 20 to 30 years and whose interest rates are reset every seven to thirty five days through an auction process. At the end of each reset period, investors can sell or continue to hold the securities at par.  Our auction rate securities are all backed by student loans originated under the Federal Family Education Loan Program, and are over-collateralized, insured and guaranteed by the United States Federal Department of Education.  All auction rate securities held by us are rated by the major independent rating agencies as either AAA or Aaa at the time of purchase.

Beginning in February 2008, liquidity issues in the global credit markets resulted in failure of the auctions representing all of the auction rate securities held by us, as the amount of securities submitted for sale in those auctions exceed the amount of bids.  The failures of the auctions are not believed to be a credit issue, but rather caused by a lack of liquidity.  Due to the failure of auctions, we used a discounted cash flow model to estimate the fair value of the auction rate securities as of May 3, 2008.  The assumptions used in preparing the discounted cash flow model included estimates for the amount and timing of future interest and principal payments, the collateralization of underlying security investments, the credit worthiness of the issuer and the rate of return required by investors to own these securities in the current environment, including call premium and liquidity premium.  During the three month period ended May 3, 2008, we recorded a temporary impairment charge of $1.7 million calculated using a discounted cash flow model, in accumulated other comprehensive income, a component of shareholders’ equity.  When evaluating whether the impairment of the investments are temporary or other than temporary, we reviewed factors such as the length of time and extent to which fair value has been below cost basis and our ability and intent to hold the investment for a period of time which may be sufficient for anticipated recovery in market value.

While the recent auction failures will limit our ability to liquidate these investments, we do not believe that the auction failures will materially impact our ability to fund our working capital needs, capital expenditures or other business requirements.  We believe that we have the ability to hold these securities for a period longer than 12 months.  However, at the reporting date, it is not certain when liquidity will return to the markets, or if any other secondary markets will become available, we have continued to classify these auction rate securities in long-term investments as of May 3, 2008.

We will continue to evaluate the impact of these failed auctions on the fair value of the securities.  If the issuer of the auction rate securities is unable to successfully close future auctions or does not redeem the auction rate securities, or the United States government fails to support its guaranty of the obligations, we may be required to adjust the carrying value of the auction rate securities and record other-than-temporary impairment charges in future periods, which could materially affect our results of operations and financial condition.  Further, if the fair value of these securities is determined to be other than temporarily impaired, we may be required to record a loss which could materially affect our statement of operations.

There are numerous risks with our acquisition of the communications and application processor business of Intel.

We face significant challenges in connection with the integration of the communications and application processor business of Intel that we acquired in November 2006. The integration of the communications and application processor business of Intel could prove to be more difficult than we originally anticipated, which could increase our total direct costs associated with the acquisition. Moreover, this acquisition could fail to produce anticipated benefits, or could result in unforeseen liabilities or expenses such as future impairment charges of acquired assets and goodwill or other adverse effects that we currently do not foresee, which could harm our business and operating results.

The integration of these business assets and personnel has been and will continue to be a time consuming and expensive process that may disrupt our operations if it is not completed in a timely and efficient manner. If customers do not accept or are dissatisfied with the way we have integrated the manufacturing processes of the business, they may adopt competing products and solutions. If our integration efforts are not successful, our results of operations could be harmed, employee morale could decline, key employees could leave, and customer relations could be damaged. In addition, we may not achieve anticipated synergies or other benefits. The total cost of the integration may exceed our expectations, which would harm our operating results.

Our recent acquisitions and any future acquisitions could harm our operating results and share price.

In November 2006, we completed our acquisition of the communications and application processor business of Intel. We also completed several smaller acquisitions over the last three fiscal years.

Such acquisitions, as well as acquisitions in the future, could materially harm our operating results or liquidity as a result of possible concurrent issuances of dilutive equity securities or payment of cash. In addition, the purchase price of any acquired businesses may exceed the current fair values of the net tangible assets of the acquired businesses. As a result, we would be required to record material amounts of goodwill, acquired in-process research and development charges and other intangible assets, which could result in significant impairment and acquired in-process research and development charges and amortization expense in future periods. It may also be necessary for us to take other financial charges and reserves as a result of acquisitions, such as inventory write-downs. These charges, in addition to the results of operations of such acquired businesses, could have a material adverse effect on our business, financial condition and results of operations. We cannot forecast the number, timing or size of future acquisitions, or the effect that any such acquisitions might have on our operating or financial results.

Under GAAP, we are required to review our intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. In addition, we are required to review our goodwill and indefinite-lived intangible assets on an annual basis. If presently unforeseen events or changes in circumstances arise which indicate that the carrying value of our goodwill or other intangible assets may not be recoverable, we will be required to perform impairment reviews of these assets, which had carrying values of approximately $2.4 billion as of May 3, 2008. An impairment review could result in a write-down of all or a portion of these assets to their fair values. We intend to perform an annual impairment review during the fourth quarter of each fiscal year or more frequently if we believe indicators of impairment exist. In light of the large carrying value associated with our goodwill and intangible assets, any write-down of these assets may result in a significant charge to our statement of operations in the period any impairment is determined and could cause our stock price to decline.

We have made and may continue to make acquisitions and investments which could divert management’s attention, cause ownership dilution to our shareholders, be difficult to integrate and adversely affect our financial results.

We expect to continue to make acquisitions of, and investments in, businesses that offer complementary products, services and technologies, augment our market segment coverage, or enhance our technological capabilities. We may also enter into strategic alliances or joint ventures to achieve these goals. We cannot assure you that we will be able to identify suitable acquisition, investment, alliance or joint venture opportunities, or that we will be able to consummate any such transactions or relationships on terms and conditions acceptable to us, or that such transactions or relationships will be successful.

Integrating newly acquired businesses or technologies could put a strain on our resources, could be costly and time consuming, and might not be successful. Such acquisitions could divert our management’s attention from other business concerns. In addition, we might lose key employees while integrating new organizations. Acquisitions could also result in customer dissatisfaction, performance problems with an acquired company or technology, potentially dilutive issuances of equity securities or the incurrence of debt, the assumption or incurrence of contingent liabilities, possible impairment charges related to goodwill or other intangible assets, or other unanticipated events or circumstances, any of which could harm our business. We might not be successful in integrating any acquired businesses, products or technologies, and might not achieve anticipated revenues and cost benefits.

Our ability to realize the expected benefits of our acquisition of the communications and application processor business of Intel and to eliminate the operating losses of that business will depend in large part on our ability to arrange for or maintain more cost-effective production of that business’ products, either through the recently completed transition of the manufacturing of certain products from Intel to third-party foundries or through continuing arrangements with Intel for certain legacy products, increase the gross margin of those products, and retain the business’ relationship with its principal customers, along with other matters described above relating to our ability to integrate effectively the acquired business and its technologies, operations and personnel.

A significant portion of our business is dependent on the hard disk drive industry, which is highly cyclical, experiences rapid technological change, and is facing increased competition from alternate technologies.

The hard disk drive industry is intensely competitive, and the technology changes rapidly. As a result, this industry is highly cyclical, with periods of increased demand and rapid growth followed by periods of oversupply and subsequent contraction. These cycles may affect us because our customers are suppliers to this industry. Hard disk drive manufacturers tend to order more components than they may need during growth periods, and sharply reduce orders for components during periods of contraction. In addition, advances in existing technologies and the introduction of new technologies may result in lower demand for disk drive storage devices, thereby reducing demand for our products. Rapid technological changes in the hard disk drive industry often result in significant and rapid shifts in market share among the industry’s participants. If the hard disk drive manufacturers using our products do not retain or increase their market share, our sales may decrease.

Future changes in the nature of information storage products may reduce demand for traditional hard disk drives. For instance, products using alternative technologies, such as semiconductor memory, optical storage, and other storage technologies could become a significant source of competition to manufacturers of hard disk drives. Flash memory has typically been more costly than disk drive technologies. However, flash memory manufacturers have been reducing the prices for their products, which could enable them to complete more effectively with very small form factor hard disk drive products. Demand for hard disk drives could be reduced if alternative storage technologies such as flash memory can meet customers’ cost and capacity requirements.

Our sales are concentrated in a few customers and if we lose or experience a significant reduction in sales to any of these key customers, our revenues may decrease substantially.

We receive a significant amount of our revenues from a limited number of customers. For the quarter ended May 3, 2008, one customer accounted for more than 10% of our net revenue, for a total of 21% of our net revenue. Sales to our largest customers have fluctuated significantly from period to period primarily due to the timing and number of design wins with each customer, as well as the continued diversification of our customer base as we expand into new markets, and will likely continue to fluctuate dramatically in the future. The loss of any of our largest customers, a significant reduction in sales we make to them, or any problems we encounter collecting amounts due from them would likely harm our financial condition and results of operations. Our operating results in the foreseeable future will continue to depend on sales to a relatively small number of customers, as well as the ability of these customers to sell products that incorporate our products. In the future, these customers may decide not to purchase our products at all, purchase fewer products than they did in the past, or alter their purchasing patterns in some other way, particularly because:

•                  substantially all of our sales are made on a purchase order basis, which permits our customers to cancel, change or delay product purchase commitments with little or no notice to us and without penalty;

•                  our customers may develop their own solutions;

•                  our customers may purchase integrated circuits from our competitors; or

•                  our customers may discontinue sales or lose market share in the markets for which they purchase our products.

If we are unable to accurately predict our future sales and to appropriately budget for our expenses, our operating results could suffer.

The rapidly changing nature of the markets in which we sell our products limits our ability to accurately forecast quarterly and annual sales. Additionally, because many of our expenses are fixed in the short term or are incurred in advance of anticipated sales, we may not be able to decrease our expenses in a timely manner to offset any shortfall of sales. If our sales do not increase as anticipated, significant losses could result due to our higher expense levels. For example, although in fiscal years 2006 and 2007 we expanded our staffing and increased our expense levels in anticipation of future sales growth, in the fourth quarter of fiscal 2008, we implemented a plan to reduce operating expenses and help meet financial targets with a worldwide reduction in force of approximately 438 employees, or approximately 8% of our total workforce. We expect cost savings from this restructuring to be used to offset market forces or to be reinvested in our businesses to strengthen our competitiveness, but we cannot be certain that we will be successful in these efforts.

Our financial and operating results may vary which may cause the price of our common shares to decline.

We currently provide guidance on revenue and gross margin on a quarterly basis. Our quarterly operating results have fluctuated in the past and are likely to do so in the future. Because our operating results are difficult to predict, you should not rely on quarterly comparisons of our results of operations as an indication of our future performance. We have made substantial investments in expanding our operations which has resulted in an increase in our operating expenses. We may not be able to increase revenues in an amount sufficient to offset these increased expenditures, which may lead to a loss for a quarterly period.

Fluctuations in our operating results may be due to a number of factors, including, but not limited to, those listed below and those identified throughout this “Risk Factors” section:

•                 order or shipment cancellations, rescheduling or deferrals of significant customer orders;

•                 our ability to scale our operations in response to changes in demand for our existing products and services or demand for new products requested by our customers;

•                 gain or loss of a key customer;

•                 our ability to maintain a competitive cost structure for our manufacturing and assembly and test processes;

•                 failure to qualify our products or our suppliers’ manufacturing lines;

•                 our ability to exercise stringent quality control measures to obtain high yields;

•                  effective and timely update of equipment and facilities as required for leading edge production capabilities; and

•                  our ability to realize the benefits expected from our recent acquisitions, including our acquisition of the Intel communications and application processor business of Intel.

Due to fluctuations in our quarterly operating results and other factors, the price at which our common shares will trade is likely to continue to be highly volatile. In future periods, if our revenues or operating results are below our estimates or the estimates or expectations of public market analysts and investors, our stock price could decline. On average, technology companies have been subject to a greater number of securities class action claims than companies in many other industries as a result of stock price volatility. If our stock price is volatile, we may become involved in this type of litigation. Any litigation could result in substantial costs and a diversion of management’s attention and resources that are needed to successfully run our business.

Changes in financial accounting standards or practices or existing taxation rules or practices may cause adverse unexpected revenue and expense fluctuations and affect our reported results of operations.

A change in accounting standards or practices or a change in existing taxation rules or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and taxation rules and varying interpretations of accounting pronouncements and taxation practice have occurred and may occur in the future. Changes to existing rules or the questioning of current practices by regulators may adversely affect our reported financial results or the way we conduct our business.

If we are unable to develop and introduce new and enhanced products that achieve market acceptance in a timely and cost-effective manner, our operating results and competitive position will be harmed.

Our future success will depend on our ability, in a timely and cost-effective manner, to develop and introduce new products and enhancements to our existing products. We must also achieve market acceptance for these products and enhancements. If we do not successfully develop and achieve market acceptance for new and enhanced products, our ability to maintain or increase revenues will suffer. The development of our products is highly complex. We occasionally have experienced delays in completing the development and introduction of new products and product enhancements, and we could experience delays in the future. Even if new and enhanced products are introduced to the market, we may not be able to achieve market acceptance of them in a timely manner.

In addition, our longstanding relationships with some of our larger customers may also deter other potential customers who compete with these customers from buying our products. To attract new customers or retain existing customers, we may offer certain customers favorable prices on our products. If these prices are lower than the prices paid by our existing customers, we would have to offer the same lower prices to certain of our customers who have contractual “most favored nation” pricing arrangements. In that event, our average selling prices and gross margins would decline. The loss of a key customer, a reduction in sales to any key customer or our inability to attract new significant customers could materially and adversely affect our business, financial condition and results of operations.

If we fail to appropriately scale our operations in response to changes in demand for our existing products and services or to the demand for new products requested by our customers, our business could be materially and adversely affected.

To achieve our business objectives, it may be necessary from time to time for us to expand or contract our operations. For example, we have experienced periods of rapid growth and expansion. Through internal growth and acquisitions, we significantly increased the scope of our operations and expanded our workforce from 1,205 employees, as of January 31, 2003, to 5,320 employees, as of May 3, 2008. Nonetheless, we may not be able to scale our workforce and operations in a sufficiently timely manner to respond effectively to changes in demand for our existing products and services or to the demand for new products requested by our customers. In that event, we may be unable to meet competitive challenges or exploit potential market opportunities, and our current or future business could be materially and adversely affected. Conversely, if we expand our operations and workforce too rapidly in anticipation of increased demand for our products, and such demand does not materialize at the pace at which we expected, the rate of increase in our operating expenses may exceed the rate of increase in our revenue, which would adversely affect our operating results.

Our past growth has placed, and any future growth is expected to continue to place, a significant strain on our management personnel, systems and resources. To implement our current business and product plans, we will need to continue to expand, train, manage and motivate our workforce. All of these endeavors will require substantial management effort. Although we have implemented an enterprise resource planning system to help us improve our planning and management processes, we anticipate that we will also need to continue to implement and improve a variety of new and upgraded operational and financial systems, as well as additional procedures and other internal management systems. These processes can be time consuming and expensive, increase management responsibilities, and divert management attention. If we are unable to effectively manage our expanding operations, we may be unable to scale our business quickly enough to meet competitive challenges or exploit potential market opportunities, or conversely, we may scale our business too quickly and the rate of increase in our expenses may exceed the rate of increase in our revenue, either of which would materially and adversely affect our current or future business.

We rely on independent foundries and subcontractors for the manufacture, assembly and testing of our integrated circuit products, and the failure of any of these third-party vendors to deliver products or otherwise perform as requested could damage our relationships with our customers, decrease our sales and limit our growth.

We do not have our own manufacturing or assembly facilities and have very limited in-house testing facilities. Therefore, we rely on third-party vendors to manufacture, assemble and test the products we design. We currently rely on several third-party foundries to produce substantially all of our integrated circuit products. We also currently rely on several third-party assembly and test subcontractors to assemble, package and test our products. This exposes us to a variety of risks, including the following:

Regional Concentration:

Substantially all of our products are manufactured by third-party foundries located in Taiwan. Currently our only alternative manufacturing sources are located in Taiwan, China and Singapore. In addition, substantially all of our assembly and testing facilities are located in Singapore, Taiwan, Malaysia and the Philippines. Because of the geographic concentration of these third-party foundries, we are exposed to the risk that their operations may be disrupted by regional disasters. For example, the risk of an earthquake in Taiwan and elsewhere in the Pacific Rim region is significant due to the proximity of major earthquake fault lines to the facilities of our foundries and assembly and test subcontractors. In September 1999, a major earthquake in Taiwan affected the facilities of several of these third-party contractors. As a consequence of this earthquake, these contractors suffered power outages and disruptions that impaired their production capacity. Major earthquakes also occurred in Taiwan in 2002, 2003, 2004 and more recently in 2006. In addition, the resurgence of severe acute respiratory syndrome, the outbreak of avian flu and any similar future outbreaks in Asia, where these foundries are located, could affect the production capabilities of our manufacturers by resulting in quarantines or closures. In the event of such a quarantine or closure, if we were unable to quickly identify alternate manufacturing facilities, our revenues, cost of revenues and results of operations would be negatively impacted. If these vendors do not provide us with high-quality products and services in a timely manner, or if one or more of these vendors terminates its relationship with us, we may be unable to obtain satisfactory replacements to fulfill customer orders on a timely basis, our relationships with our customers could suffer, our sales could decrease and harm our business, financial condition or results of operations.

No Guarantee of Capacity or Supply:

Availability of foundry capacity has from time to time in the past been constrained due to strong demand, and with limited exceptions, our vendors are not obligated to perform services or supply products to us for any specific period, in any specific quantities, or at any specific price, except as may be provided in a particular purchase order. The ability of each foundry to provide us with semiconductor devices is limited by its available capacity and existing obligations. Although we have entered into contractual commitments to supply specified levels of products to some of our customers, we may not have sufficient levels of production capacity with all of our foundries, despite signing a long-term guaranteed production capacity agreement with one of our foundries. Despite this agreement, foundry capacity may not be available when we need it or at reasonable prices. We place our orders on the basis of our customers’ purchase orders or our forecast of customer demand, and the foundries can allocate capacity to the production of other companies’

products and reduce deliveries to us on short notice. It is possible that foundry customers that are larger and better financed than we are or that have long-term agreements with our main foundries, may induce our foundries to reallocate capacity to those customers. This reallocation could impair our ability to secure the supply of components that we need.

Although we use several independent foundries to manufacture substantially all of our semiconductor products, most of our components are not manufactured at more than one foundry at any given time, and our products typically are designed to be manufactured in a specific process at only one of these foundries. Accordingly, if one of our foundries is unable to provide us with components as needed, it may be difficult for us to transition the manufacture of our products to other foundries, and we could experience significant delays in securing sufficient supplies of those components. This could result in a material decline in revenues, net income and cash flow.

In order to secure sufficient foundry capacity when demand is high and mitigate the risks described in the foregoing paragraph, we may enter into various arrangements with suppliers that could be costly and harm our operating results, such as nonrefundable deposits with or loans to foundries in exchange for capacity commitments, and contracts that commit us to purchase specified quantities of integrated circuits over extended periods. We may not be able to make any such arrangement in a timely fashion or at all, and any arrangements may be costly, reduce our financial flexibility, and not be on terms favorable to us. For example, amounts payable under our foundry capacity are non-refundable regardless of whether we are able to utilize all of any of the guaranteed wafer capacity under the terms of the agreement. Moreover, if we are able to secure foundry capacity, we may be obligated to use all of that capacity or incur penalties. These penalties may be expensive and could harm our financial results.

Uncertain Yields and Quality:

The fabrication of integrated circuits is a complex and technically demanding process. Our foundries have from time to time experienced manufacturing defects and reduced manufacturing yields. Changes in manufacturing processes or the inadvertent use of defective or contaminated materials by our foundries could result in lower than anticipated manufacturing yields or unacceptable performance. Many of these problems are difficult to detect at an early stage of the manufacturing process and may be time consuming and expensive to correct. Poor yields from our foundries, or defects, integration issues or other performance problems in our products could cause us significant customer relations and business reputation problems, harm our financial results and result in financial or other damages to our customers. Our customers could also seek damages from us for their losses. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly to defend. In addition, defects in our existing or new products could result in significant warranty, support and repair costs, and divert the attention of our engineering personnel from our product development efforts.

Our operations located in the State of Israel may be harmed by adverse political, economic and military conditions affecting Israel.

We have substantial operations, including approximately 20% of our workforce as of the first quarter ended May 3, 2008, in Israel. These operations are directly influenced by the political, economic and military conditions affecting Israel. Any potential hostilities involving or within Israel could disrupt these operations. For example, past hostilities between Israel and the Palestinian authority and other groups have caused substantial political unrest, which could lead to a potential economic downturn in Israel. Additionally, the ongoing situation in Iraq could lead to more economic instability and uncertainty in the State of Israel and the Middle East. Also, the interruption or curtailment of trade between Israel and its present trading partners or a significant downturn in the economic or financial condition of Israel could negatively impact the business operations and financial results of our operations in Israel.

We rely on third-party distributors and manufacturers’ representatives and the failure of these distributors and manufacturers’ representatives to perform as expected could reduce our future sales.

We sell many of our products to customers through distributors and manufacturers’ representatives. Our relationships with some of our distributors and manufacturers’ representatives have been established within the last two years, and we are unable to predict the extent to which our distributors and manufacturers’ representatives will be successful in marketing and selling our products. Moreover, many of our distributors and manufacturers’ representatives also market and sell competing products. Our distributors and manufacturer’s representatives may terminate their relationships with us at any time. Our future performance will also depend, in part, on our ability to attract additional distributors or manufacturers’ representatives that will be able to market and support our products effectively, especially in markets in which we have not previously distributed our products. If we cannot retain our current distributors or manufacturers’ representatives or recruit additional or replacement distributors or manufacturers’ representatives, our sales and operating results will be harmed. The loss of one or more of our distributors or manufacturers’ representatives could harm our sales and results of operations. We generally realize a higher gross margin on direct sales and from sales through manufacturers’ representatives than on sales through distributors. Accordingly, if our distributors were to account for an increased portion of our net sales, our gross margins may decline.

We are subject to order and shipment uncertainties, and if we are unable to accurately predict customer demand, we may hold excess or obsolete inventory, which would reduce our profit margin, or, conversely, we may have insufficient inventory, which would result in lost revenue opportunities and potentially in loss of market share and damaged customer relationships.

We typically sell products pursuant to purchase orders rather than long-term purchase commitments. Customers can generally cancel or defer purchase orders on short notice without incurring a significant penalty. In the recent past, some of our customers have developed excess inventories of their own products and have, as a consequence, deferred purchase orders for our products. We cannot accurately predict what or how many products our customers will need in the future. Anticipating demand is difficult because our customers face volatile pricing and unpredictable demand for their own products and are increasingly focused more on cash preservation and tighter inventory management. In addition, as an increasing number of our chips are being incorporated into consumer products, we anticipate greater fluctuations in demand for our products, which makes it more difficult to forecast customer demand. We place orders with our suppliers based on forecasts of customer demand and, in some instances, may establish buffer inventories to accommodate anticipated demand. Our forecasts are based on multiple assumptions, each of which may introduce error into our estimates. If we overestimate customer demand, we may allocate resources to manufacturing products that we may not be able to sell when we expect to, if at all. As a result, we would hold excess or obsolete inventory, which would reduce our profit margins and adversely affect our financial results. Conversely, if we underestimate customer demand or if insufficient manufacturing capacity is available, we would forgo revenue opportunities and potentially lose market share and damage our customer relationships. In addition, any future significant cancellations or deferrals of product orders or the return of previously sold products could materially and adversely affect our profit margins, increase product obsolescence and restrict our ability to fund our operations. Furthermore, we generally recognize revenue upon shipment of products to a customer. If a customer refuses to accept shipped products or does not timely pay for these products, we could incur significant charges against our income.

Our future success depends in significant part on strategic relationships with customers. If we cannot maintain these relationships or if these customers develop their own solutions or adopt a competitor’s solutions instead of buying our products, our operating results would be adversely affected.

In the past, we have relied in significant part on our strategic relationships with customers that are technology leaders in our target markets. We intend to pursue and continue to form these strategic relationships in the future but we cannot assure you that we will be able to do so. These relationships often require us to develop new products that may involve significant technological challenges. Our customers frequently place considerable pressure on us to meet their tight development schedules. Accordingly, we may have to devote a substantial amount of our limited resources to our strategic relationships, which could detract from or delay our completion of other important development projects. Delays in the development could impair our relationships with our strategic customers and negatively impact sales of the products under development. Moreover, it is possible that our customers may develop their own solutions or adopt a competitor’s solution for products that they currently buy from us. If that happens, our business, financial condition and results of operations could be materially harmed.

We may experience difficulties in transitioning to smaller geometry process technologies or in achieving higher levels of design integration, which may result in reduced manufacturing yields, delays in product deliveries and increased expenses.

In order to remain competitive, we expect to continue to transition our semiconductor products to increasingly smaller line width geometries. This transition requires us to modify the manufacturing processes for our products and to redesign some products. We periodically evaluate the benefits, on a product-by-product basis, of migrating to smaller geometry process technologies to reduce our costs. In the past, we have experienced some difficulties in shifting to smaller geometry process technologies or new manufacturing processes, which resulted in reduced manufacturing yields, delays in product deliveries and increased expenses. We may face similar difficulties, delays and expenses as we continue to transition our products to smaller geometry processes. We are dependent on our relationships with our foundry subcontractors to transition to smaller geometry processes successfully. We cannot assure you that the foundries that we use will be able to effectively manage the transition or that we will be able to maintain our existing foundry relationships or develop new ones. If any of our foundry subcontractors or we experience significant delays in this transition or fail to efficiently implement this transition, we could experience reduced manufacturing yields, delays in product deliveries and increased expenses, all of which could harm our relationships with our customers and our results of operations. As smaller geometry processes become more prevalent, we expect to continue to integrate greater levels of functionality, as well as customer and third party intellectual property, into our products. However, we may not be able to achieve higher levels of design integration or deliver new integrated products on a timely basis, if at all. Moreover, even if we are able to achieve higher levels of design integration, such integration may have a short-term adverse impact on our operating results, as we may reduce our revenue by integrating the functionality of multiple chips into a single chip.

We have a large amount of debt and our debt service obligations may prevent us from taking actions that we would otherwise consider to be in our best interests.

As of May 3, 2008, the aggregate principal amount of our total consolidated debt was $393.8 million. Covenants in the agreements governing our existing debt, and debt we may incur in the future, may materially restrict our operations, including our ability to incur debt, pay dividends, make certain investments and payments, make acquisitions and encumber or dispose of assets. In addition, financial covenants contained in agreements relating to our existing and future debt could lead to a default in the event our results of operations do not meet our plans and we are unable to amend those financial covenants. A default and acceleration under one debt instrument may also trigger cross-acceleration under our other debt instruments. An event of default under any debt instrument, if not cured or waived, could result in the lenders requiring us to repay the debt, and could make it more difficult for us to obtain additional debt financing arrangements, any of which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In addition, the level of our indebtedness could have significant negative consequences for our future operations, including:

•                  increasing our vulnerability to general adverse economic and industry conditions;

•                  limiting our ability to obtain additional financing for working capital, capital and research and development expenditures, and general corporate purposes;

•                  requiring the dedication of a substantial portion of our expected cash flow or our existing cash to service our indebtedness, thereby reducing the amount of our cash available for other purposes, including working capital, capital expenditures and research and development expenditures;

•                  limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

•                  placing us at a possible competitive disadvantage compared to less leveraged competitors and competitors that have better access to capital resources.

We are subject to the risks of owning real property.

Our U.S. headquarters located in Santa Clara California, building in Singapore, buildings in Malaysia, buildings in Switzerland and buildings in Shanghai, China subject us to the risks of owning real property, including:

•                  the possibility of environmental contamination and the costs associated with fixing any environmental problems;

•                  adverse changes in the value of these properties, due to interest rate changes, changes in the neighborhood in which the property is located, or other factors;

•                  the possible need for structural improvements in order to comply with zoning, seismic and other legal or regulatory requirements;

•                  the potential disruption of our business and operations arising from or connected with a relocation due to moving to or renovating the facility;

•                  increased cash commitments for improvements to the buildings or the property or both;

•                  increased operating expenses for the buildings or the property or both;

•                  possible disputes with tenants or other third parties related to the buildings or the property or both; and

•                  the risk of financial loss in excess of amounts covered by insurance, or uninsured risks, such as the loss caused by damage to the buildings as a result of earthquakes, floods and or other natural disasters.

We depend on key personnel with whom we do not have employment agreements to manage our business, and if we are unable to retain our current personnel and hire additional personnel, our ability to develop and successfully market our products could be harmed.

We believe our future success will depend in large part upon our ability to attract and retain highly skilled managerial, engineering and sales and marketing personnel. The loss of any key employees or the inability to attract or retain qualified personnel, including engineers and sales and marketing personnel, could delay the development and introduction of and harm our ability to sell our products. We do not have employment contracts with our key personnel, and their knowledge of our business and industry would be extremely difficult to replace.

There is currently a shortage of qualified technical personnel with significant experience in the design, development, manufacturing, marketing and sales of integrated circuits. In particular, there is a shortage of engineers who are familiar with the intricacies of the design and manufacture of products based on analog technology, and competition for these engineers is intense. Our key technical personnel represent a significant asset and serve as the source of our technological and product innovations. We may not be successful in attracting and retaining sufficient numbers of technical personnel to support our anticipated growth.

Our officers and directors own a large percentage of our voting stock, and two of them, together with another employee, are also significant shareholders and are related by blood or marriage. These factors may allow the officers and directors as a group or the three related employees to greatly influence the election of directors and the approval or disapproval of significant corporate actions.

As of May 3, 2008, our executive officers and directors beneficially owned or controlled, directly or indirectly, approximately 19.3% of our outstanding common shares. Additionally, Dr. Sehat Sutardja, our Chief Executive Officer, and Weili Dai, who serves as our Vice President of Sales for Communications and Consumer Business of MSI, are husband and wife and Dr. Sehat Sutardja and Dr. Pantas Sutardja, our Vice President, Chief Technology Officer, Acting Chief Operating Officer and Chief Research and Development Officer, are brothers. Together, these three individuals held approximately 19.3% of our outstanding common shares as of May 3, 2008. As a result, if the directors and officers as a group or any of Dr. Sehat Sutardja, Weili Dai and Dr. Pantas Sutardja act together, they will significantly influence the election of our directors and the approval or disapproval of our significant corporate actions. This influence over our affairs might be adverse to the interests of other shareholders. For instance, the voting power of these officers, directors and others could have the effect of delaying or preventing an acquisition of us on terms that other shareholders may desire. Furthermore, we have a classified board, which could also further delay or prevent an acquisition, under certain circumstances.

Under Bermuda law, all of our officers, in exercising their powers and discharging their duties, must act honestly and in good faith with a view to our best interests and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Majority shareholders do not owe fiduciary duties to minority shareholders. As a result, the minority shareholders will not have a direct claim against the majority shareholders in the event the majority shareholders take actions that damage the interests of minority shareholders. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda, except that Bermuda courts would be expected to follow English case law precedent, which would permit a shareholder to bring an action in our name if the directors or officers are alleged to be acting beyond our corporate power, committing illegal acts or violating our Memorandum of Association or Bye-laws. In addition, minority shareholders would be able to challenge a corporate action that allegedly constituted a fraud against them or required the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys’ fees incurred in connection with the action.

We face foreign business, political and economic risks, which may harm our results of operations, because a majority of our products and our customers’ products are manufactured and sold outside of the United States.

A substantial portion of our business is conducted outside of the United States and, as a result, we are subject to foreign business, political and economic risks. All of our products are manufactured outside of the United States. Our current qualified integrated circuit foundries are located in the same region within Taiwan, and our primary assembly and test subcontractors are located in the Pacific Rim region. In addition, many of our customers are located outside of the United States, primarily in Asia, which further exposes us to foreign risks. Sales to customers located in Asia represented approximately 84% of our net revenue in the fiscal quarter ended May 3, 2008, 84% of our net revenue in fiscal 2008 and 89% of our net revenue in fiscal 2007.

We anticipate that our manufacturing, assembly, testing and sales outside of the United States will continue to account for a substantial portion of our operations and revenue in future periods. Accordingly, we are subject to risks associated with international operations, including:

•                  difficulties in obtaining domestic and foreign export, import and other governmental approvals, permits and licenses;

•                  compliance with foreign laws, and laws and practices that favor local companies;

•                  difficulties in staffing and managing foreign operations;

•                  trade restrictions or higher tariffs;

•                  transportation delays;

•                  difficulties of managing distributors, especially because we expect to continue to increase our sales through international distributors;

•                  withholding tax obligations on revenues that we may not be able to offset fully against our U.S. tax obligations, including the further risk that foreign tax authorities may increase tax rates, which could result in increased tax withholdings and penalties;

•                  less effective protection of intellectual property than is afforded to us in the United States or other developed countries;

•                  political and economic instability, including wars, terrorism, other hostilities and political unrest, boycotts, curtailment of trade and other business restrictions; and

•                  inadequate local infrastructure.

Moreover, the international nature of our business subjects us to risk associated with the fluctuation of the U.S. dollar versus foreign currencies. Decreases in the value of the U.S. dollar versus currencies in jurisdictions where we have large fixed costs will increase the cost of such operations, which could harm our results of operations. For example, we have large fixed costs in Israel, which become relatively greater if the U.S. dollar declines in value versus the Israeli shekel. On January 27, 2007, the U.S. dollar - Israeli shekel exchange ratio was 4.25, but on May 3, 2008, this exchange ratio had fallen to 3.45. On the other hand, because substantially all of our sales to date have been denominated in U.S. dollars, increases in the value of the U.S. dollar will increase the price of our products so that they become relatively more expensive to customers in the local currency of a particular country, potentially leading to a reduction in sales and profitability for us in that country. A portion of our international revenue may be denominated in foreign currencies in the future, which will subject us to risks associated with fluctuations in exchange rates for those foreign currencies.

The average selling prices of products in our markets have historically decreased rapidly and will likely do so in the future, which could harm our revenues and gross profits.

The products we develop and sell are used for high volume applications. As a result, the prices of those products have historically decreased rapidly. We may not be able to maintain or improve the gross margins and our gross profits and financial results will suffer if we are unable to offset any reductions in our average selling prices by increasing our efficiency through increasing sales volumes, reducing our costs, or developing new or enhanced products on a timely basis with higher selling prices or gross profits.

Additionally, because we do not operate our own manufacturing, assembly or testing facilities, we may not be able to reduce our costs as rapidly as companies that operate their own facilities, and our costs may even increase, which could also reduce our margins. In the past, we have reduced the average selling prices of our products in anticipation of future competitive pricing pressures, new product introductions by us or our competitors and other factors. We expect that we will have to do so again in the future.

We have a lengthy and expensive product sales cycle that does not assure product sales, and that if unsuccessful, may harm our operating results.

The sales cycle for many of our products is long and requires us to invest significant resources with each potential customer without any assurance of sales to that customer. Our sales cycle typically begins with an extended evaluation and test period, also known as qualification, during which our products undergo rigorous reliability testing by our customers.

Qualification is typically followed by an extended development period by our customers and an additional three to nine month period before a customer commences volume production of equipment incorporating our products. This lengthy sales cycle creates the risk that our customers will decide to cancel or change product plans for products incorporating our integrated circuits. During our sales cycle, our engineers assist customers in implementing our products into the customers’ products. We incur significant research and development, selling and marketing, general and administrative expenses as part of this process, and this process may never generate related revenues. We derive revenue from this process only if our design is selected. Once a customer selects a particular integrated circuit for use in its storage product, the customer generally uses solely that integrated circuit for a full generation of its product. Therefore, if we do not achieve a design win for a product, we will be unable to sell our integrated circuit to a customer until that customer develops a new product or a new generation of its product. Even if we achieve a design win with a customer, the customer may not ultimately ship products incorporating our products or may cancel orders after we have achieved a sale. In addition, we will have to begin the qualification process again when a customer develops a new generation of a product for which we were the successful supplier.

Our typical customer contract does not obligate the customer to any minimum purchase commitment. We may build inventory in anticipation of receiving customer orders, but if such customer demand does not develop as we anticipate, it may become necessary for us to write-off such inventory. Also, during the final production of a mature product, our customers typically exhaust their existing inventory of our integrated circuits. Consequently, orders for our products may decline in those circumstances, even if our products are incorporated into both our customers’ mature and replacement products. A delay in a customer’s transition to commercial production of a replacement product may cause the customer to lose sales, which would delay our ability to recover the lost sales from the discontinued mature product. In addition, customers may defer orders in anticipation of new products or product enhancements from our competitors or us.

We must keep pace with rapid technological change and evolving industry standards in the semiconductor industry to remain competitive.

Our future success will depend on our ability to anticipate and adapt to changes in technology and industry standards and our customers’ changing demands. We sell products in markets that are characterized by rapid technological change, evolving industry standards, frequent new product introductions, short product life cycles and increasing demand for higher levels of integration and smaller process geometries. Our past sales and profitability have resulted, to a large extent, from our ability to anticipate changes in technology and industry standards and to develop and introduce new and enhanced products incorporating the new standards and technologies. Our ability to adapt to these changes and to anticipate future standards, and the rate of adoption and acceptance of those standards, will be a significant factor in maintaining or improving our competitive position and prospects for growth. If new industry standards emerge, our products or our customers’ products could become unmarketable or obsolete, and we could lose market share. We may also have to incur substantial unanticipated costs to comply with these new standards. In addition, our target markets continue to undergo rapid growth and consolidation. A significant slowdown in any of these markets could materially and adversely affect our business, financial condition and results of operations. Our success will also depend on the ability of our customers to develop new products and enhance existing products for the markets we serve and to introduce and promote those products successfully.

We may be unable to protect our intellectual property, which would negatively affect our ability to compete.

We believe one of our key competitive advantages results from our collection of proprietary technologies that we have developed since our inception. If we fail to protect these intellectual property rights, competitors could sell products based on technology that we have developed which could harm our competitive position and decrease our revenues. We believe that the protection of our intellectual property rights is and will continue to be important to the success of our business. We rely on a combination of patent, copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods, to protect our proprietary technologies. We also enter into confidentiality or license agreements with our employees, consultants and business partners, and control access to and distribution of our documentation and other proprietary information. We have been issued several United States patents and have a number of pending United States patent applications. However, a patent may not be issued as a result of any applications or, if issued, claims allowed may not be sufficiently broad to protect our technology. In addition, it is possible that existing or future patents may be challenged, invalidated or circumvented. Despite our efforts, unauthorized parties may attempt to copy or otherwise obtain and use our products or proprietary technology. Monitoring unauthorized use of our technology is difficult, and the steps that we have taken may not prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

We may become involved with costly and lengthy litigation, which could subject us to liability, require us to obtain or renew licenses or stop selling our products or force us to redesign our products.

Litigation involving patents and other intellectual property is widespread in the high-technology industry and is particularly prevalent in the integrated circuit industry, where a number of companies and other entities aggressively bring numerous infringement claims to assert their patent portfolios. From time to time our subsidiaries and customers receive, and may continue to receive in the future, notices that allege claims of infringement, misappropriation or misuse of the intellectual property rights of third parties. For example, in recent years, multiple claims have been made against our subsidiaries and our customers related to standards-based technologies such as wireless local area networking. In addition, we have certain patent licenses with third parties that are up for renewal in calendar year 2009, and if we cannot successfully renew these licenses, our subsidiaries and customers could face claims of infringement. These claims could result in litigation and/or claims for indemnification, which, in turn, could subject us to significant liability for damages, attorneys fees and costs. Any potential intellectual property litigation also could force us to do one or more of the following:

•                  stop selling, offering for sale, making, having made or exporting products or using technology that contains the allegedly infringing intellectual property;

•                  limit or restrict the type of work that employees involved in such litigation may perform for us;

•                  pay substantial damages and/or license fees and/or royalties to the party claiming infringement that could adversely impact our liquidity or operating results;

•                  attempt to obtain or renew licenses to the relevant intellectual property, which licenses may not be available on reasonable terms or at all; and

•                  attempt to redesign those products that contain the allegedly infringing intellectual property.

For example, one of our subsidiaries is a named third-party defendant in a patent infringement lawsuit against NETGEAR filed in Wisconsin by Fujitsu Limited, LG Electronics and U.S. Philips Corp.  In addition, three of our subsidiaries filed an action in Texas against Australia’s Commonwealth Scientific and Industrial Research Organisation (“CSIRO”) seeking a declaratory judgment that CSIRO’s patent is invalid and unenforceable and that our subsidiary does not infringe the CSIRO patent.  Furthermore, one of our subsidiaries is a named defendant in a patent infringement lawsuit, also in Texas, filed by Wi-Lan, a Canadian company, which likewise alleges that its asserted patents are infringed.  Finally, one of our subsidiaries has filed an action in California against Wi-Lan asking the court to find that Marvell’s products do not infringe certain Wi-Lan patents.  We believe that our subsidiaries do not infringe any of the asserted Fujitsu, CSIRO or Wi-Lan patents, and we will vigorously defend ourselves in these matters.

Marvell and/or its subsidiaries are also parties to other claims and litigation proceedings arising in the normal course of business. The impact on us as a result of such claims and litigation cannot currently be ascertained. Any litigation, regardless of the outcome, is time-consuming and expensive to resolve and can divert management time and attention. There can be no assurance that these matters will be resolved in a manner that is not adverse to our business, financial condition, results of operations or cash flows.

Our intellectual property indemnification practices may adversely impact our business.

Some of our contracts require our subsidiaries to indemnify customers under certain circumstances for various costs and damages of intellectual property infringement. This practice may subject our subsidiaries to significant indemnification claims by our customers or others for the payment of legal expenses and damages should a court find infringement. In the past, our subsidiaries have received notice from customers informing them that they have received allegations from certain patent holders that the inclusion of our chipsets into our customer’s products requires the payment of patent license fees. We cannot assure you that such claims will not be pursued or that these claims, if pursued, would not harm our business.  For example, customers have requested our subsidiaries to indemnify them in connection with a patent infringement lawsuits filed in Texas by CSIRO. Similarly, certain customers have asked one of our subsidiaries to indemnify them in connection with patent infringement lawsuits filed in Texas by Wi-Lan.  In addition, NETGEAR has filed suit against one of our subsidiaries in Wisconsin demanding that its component suppliers, including one of our subsidiaries, indemnify NETGEAR for damages stemming from the patent lawsuit filed by Fujitsu.

We are incorporated in Bermuda, and, as a result, it may not be possible for our shareholders to enforce civil liability provisions of the securities laws of the United States.

We are organized under the laws of Bermuda. As a result, it may not be possible for our shareholders to effect service of process within the United States upon us, or to enforce against us in United States courts judgments based on the civil liability provisions of the securities laws of the United States. Most of our executive officers and directors are residents of the United States. However, there is significant doubt as to whether the courts of Bermuda would recognize or enforce judgments of United States courts obtained against us or our directors or officers based on the civil liability provisions of the securities laws of the United States or any state or hear actions brought in Bermuda against us or those persons based on those laws. The United States and Bermuda do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not based solely on United States federal or state securities laws, would not be automatically enforceable in Bermuda.

Our Bye-laws contain a waiver of claims or rights of action by our shareholders against our officers and directors, which will severely limit our shareholders’ right to assert a claim against our officers and directors under Bermuda law.

Our Bye-laws contain a broad waiver by our shareholders of any claim or right of action, both individually and on our behalf, against any of our officers and directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties with or for us, other than with respect to any matter involving any fraud or dishonesty on the part of the officer or director. This waiver will limit the rights of our shareholders to assert claims against our officers and directors unless the act complained of involves actual fraud or dishonesty. Thus, so long as acts of business judgment do not involve actual fraud or dishonesty, they will not be subject to shareholder claims under Bermuda law. For example, shareholders will not have claims against officers and directors for a breach of trust, unless the breach rises to the level of actual fraud or dishonesty.

Tax benefits we receive may be terminated or reduced in the future, which would increase our costs.

Under current Bermuda law, we are not subject to tax on our income and capital gains. We have obtained from the Minister of Finance of Bermuda under the Exempt Undertakings Tax Protection Act 1966, as amended, an undertaking that, in the event that Bermuda enacts any legislation imposing tax computed on income and capital gains, those taxes should not apply to us until March 28, 2016.  However, it is possible that this exemption would not be extended beyond that date.

The Economic Development Board of Singapore granted Pioneer Status to our wholly-owned subsidiary in Singapore in July 1999. Initially, this tax exemption was to expire after ten years, but the Economic Development Board in June 2006 agreed to extend the term to fifteen years. As a result, we anticipate that a significant portion of the income we earn in Singapore during this period will be exempt from the Singapore income tax. We are required to meet several requirements as to investment, headcount and activities in Singapore to retain this status. If our Pioneer Status is terminated early, our financial results could be harmed.

The Israeli government has granted Approved Enterprise Status to two of our wholly-owned subsidiaries in Israel, which provides a tax holiday on undistributed income derived from operations within certain “development regions” in Israel. In order to maintain our qualification, we must continue to meet specified conditions, including the making of investments in fixed assets in Israel. As our tax holidays expire, we expect that we will start paying income tax on our operations within these development regions.

During fiscal 2007, our Switzerland subsidiary received from both the Swiss Federal Department of Economy and the Vaud Cantonal Tax Administration a ten-year tax holiday on design and research centre and wafer supply trading activity revenues earned in Switzerland.  Each jurisdiction has separate requirements that need to be met such as the ten-year business requirement and investment in head count, intellectual property, office equipment, software and other expense items.  If the requirements are not met, there would be tax dollars to be paid which may affect our financial results.

Our Bye-laws contain provisions that could delay or prevent a change in corporate control, even if the change in corporate control would benefit our shareholders.

Our Bye-laws contain change in corporate control provisions, which include:

•                  authorizing the issuance of preferred stock without shareholder approval;

•                  providing for a classified board of directors with staggered, three-year terms; and

•                  requiring a vote of two-thirds of the outstanding shares to approve any change of corporate control.

These changes in corporate control provisions could make it more difficult for a third-party to acquire us, even if doing so would be a benefit to our shareholders.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Shares.  All proceeds from the sale of the Shares will be for the account of the Selling Shareholders.  See “Selling Shareholders” and “Plan of Distribution” described below.

SELLING SHAREHOLDERS

The Shares were issued or are issuable to the Selling Shareholders upon vesting of stock unit awards granted under our Amended and Restated 1995 Stock Option Plan and pursuant to the forms of Stock Unit Agreement and Notice of Stock Unit Awards for use thereunder.  Our registration of the Shares does not necessarily mean that the Selling Shareholders will sell all or any of the Shares.

The following table lists certain information concerning the Selling Shareholders, including the number of common shares beneficially owned by the Selling Shareholders as of May 31, 2008 and the number of Shares that the Selling Shareholders may sell under this prospectus.  Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  In computing the number of common shares beneficially owned by a person and the percentage ownership of that person, common shares subject to options held by that person that are currently exercisable or exercisable within 60 days of May 31, 2008 are deemed outstanding, as well as stock units that may vest within 60 days of May 31, 2008.  These common shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.  Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, each Selling Shareholder has sole voting and investment power with respect to the common shares listed in the table below.  None of the Selling Shareholders is an officer or director of us.

	Beneficial Ownership of Common Shares Prior to Offering (1)		Number of Common Shares Offered	Beneficial Ownership of Common Shares After Offering (1) (2)
Selling Shareholders	Number	Percent		Number	Percent
Selling Shareholders (3)(4)	337,295	*	169,277	168,018	*

*	Less than one percent.

(1)	Applicable percentage ownership is based on 604,121,515 common shares outstanding.

(2)

Assumes that all of the Shares held by each Selling Shareholder and being offered under this prospectus are sold, and that no Selling Shareholder will acquire additional common shares before the completion of this offering.

(3)

Represents Selling Shareholders who collectively hold less than 1% of the common shares outstanding prior to the offering. Includes the following 25 named non-affiliate persons, each of whom holds or may be issued at least one thousand (1,000) Shares: Lixin Nie, Honjie Guan, Baihong Fang, Hok-Lam Kwan, Shu-Shin Chin, Chengyun Gao, Ching-Han Tsai, Shivappa Kukanur, Ping Gao, Roy Neville, Jagadish Venkataraman, Todd Sepke, Hatem Yazbek, Loc Nguyen, Xiaodong Wang, Ruoxin Jiang, Ravishankar Kalyanaraman, Zhihong Yu, Lihan Chang, Hai-Ying Yen, Jhao-Jyun Chiang, David Borland, Gang Liang, Erez Schwartz and David Ben-Eli.

Also includes approximately 19 unnamed non-affiliate persons, each of whom holds or may be issued less than one thousand (1,000) Shares and each of whom may sell up to such amount using this prospectus.

(4)	Includes (a) 267,813 common shares that are exercisable as of 60 days of May 31, 2008 and (b) restricted stock units granted to employees to receive 3,429 common shares as of 60 days of May 31, 2008.

We may amend or supplement this prospectus from time to time in the future to update or change this list of the Selling Shareholders and Shares which may be offered and sold.

PLAN OF DISTRIBUTION

We are registering the Shares previously issued and issuable to the Selling Shareholders to permit the resale of these Shares by the Selling Shareholders from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the Selling Shareholders of the Shares.  We will bear all fees and expenses incident to our obligation to register the Shares.

The Selling Shareholders may sell all or a portion of the common shares beneficially owned by them and the Shares offered hereby from time to time directly or through broker-dealers or agents.  The Selling Shareholders may also sell all or a portion of the Shares from time to time in the over-the-counter market and that sales will be made at prices prevailing in the public market at the times of such sales.  Further, the Selling Shareholders may choose to dispose of the Shares by gift to a third party or as a donation to a charitable or other non-profit entity.  In connection with any sales, the Selling Shareholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act.

Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Shareholders (and, if such broker acts as agent for the purchaser of such Shares, from such purchaser).  Usual and customary brokerage fees will be paid by the Selling Shareholders.  Broker-dealers may agree with the Selling Shareholders to sell a specified number of Shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Shareholders, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholders.  Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over the counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such Shares commissions computed as described above.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common shares by the Selling Shareholders or any other person.

Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and, if any such broker-dealers purchase Shares as principal, any profits received on the resale of such Shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

If applicable, upon our being notified by the Selling Shareholders that any material arrangement has been entered into with a broker-dealer for the sale of the Shares through a cross or block trade, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act, setting forth the name of the participating broker-dealer(s), the number of the Shares involved, the price at which such Shares were sold by the Selling Shareholders, the commissions paid or discounts or concessions allowed by the Selling Shareholders to such broker-dealer(s), and, where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus.  Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this prospectus.  There can be no assurance that the Selling Shareholders will sell any or all of the Shares offered hereunder.

* * * * *

LEGAL MATTERS

The validity of the Shares offered hereby will be passed upon by Appleby, our Bermuda counsel.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended February 2, 2008 have been so incorporated in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The statements of assets to be acquired and liabilities to be assumed of the Hand Held Products Group as of December 31, 2005 and December 25, 2004 and the related statements of net revenues and direct expenses for each of the three years in the period ended December 31, 2005 appearing in our Current Report on Form 8-K/A dated July 2, 2007 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The following documents filed with the SEC are hereby incorporated by reference in this prospectus:

•                  Our Annual Report on Form 10-K for the fiscal year ended February 2, 2008, filed with the SEC on March 28, 2008.

•                  Our Quarterly Report on Form 10-Q for the quarterly period ended May 3, 2008, filed with the SEC on June 6, 2008.

•                  Our Proxy Statement filed with the SEC on June 2, 2008.

•                  Our Current Reports on Form 8-K filed with the SEC on February 6, 2008, March 6, 2008, April 4, 2008, May 2, 2008, May 8, 2008, May 23, 2008, May 30, 2008 and June 2, 2008 (two filings made).  With respect to such Current Reports on Form 8-K, we specifically exclude from incorporation such information that has been furnished and not filed pursuant to Item 2.02, Item 7.01 and/or Item 9.01.

•                  Audited statements of assets to be acquired and liabilities to be assumed as of December 31, 2005 and December 25, 2004 and the related statements of net revenues and direct expenses for the years ended December 31, 2005, December 25, 2004 and December 27, 2003 for the Hands Held Products Group and the related notes thereto and Report of Independent Auditors thereon included in our Current Report on Form 8-K/A filed with the SEC on  July 2, 2007.

•                  Unaudited statements of assets to be acquired and liabilities to be assumed as of July 1, 2006 and the related statements of net revenues and direct expenses for the six months ended July 1, 2006 and July 2, 2005 for the Hands Held Products Group and the related notes thereto included in our Current Report on Form 8-K/A filed with the SEC on July 2, 2007.

•                  The description of our common shares contained in our Registration Statement on Form 8-A as filed with the SEC on June 22, 2000 pursuant to Section 12(g) of the Exchange Act.

•                  All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering (excluding any portions thereof furnished but not filed under applicable rules and regulations) shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, other than exhibits to such documents.  Requests for such copies should be directed to our Legal Department, Marvell Semiconductor, Inc., 5488 Marvell Lane, Santa Clara, California 95054.  Our telephone number at that location is (408) 222-2500.

We file annual, quarterly and current reports and other information with the SEC.  You may read and copy and documents we file at the SEC’s Public Reference Room at 100 F Street, Washington, D.C. 20549.  You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Our Internet address is www.marvell.com and the investor relations section of our website is located at http://www.marvell.com/investors.  We make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or Section 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  The Shares offered under this prospectus are offered only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Shares.

This prospectus constitutes a part of a Registration Statement filed by us with the SEC under the Securities Act.  This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC.  For further information about us and the Shares, reference is hereby made to the Registration Statement.  The Registration Statement may be inspected at the public reference facilities maintained by the SEC at the addresses set forth in the preceding paragraph.  Statements contained herein concerning any document filed as an exhibit are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement.  Each such statement is qualified in its entirety by such reference.

* * * * *

No person is authorized in connection with any offering made by this prospectus to give any information or to make any representations not contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us, any Selling Shareholders or by any other person.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Shares offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the Shares offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation.  Neither the delivery of this prospectus nor any sale of or offer to sell the Shares made hereunder shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

169,277 Common Shares

MARVELL TECHNOLOGY GROUP LTD.

PROSPECTUS

June 20, 2008

REGISTRATION STATEMENT ON FORM S-8/S-3

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents and information previously filed with the SEC by us are hereby incorporated by reference in this Registration Statement:

•                  Our Annual Report on Form 10-K for the fiscal year ended February 2, 2008, filed with the SEC on March 28, 2008.

•                  Our Quarterly Report on Form 10-Q for the quarterly period ended May 3, 2008, filed with the SEC on June 6, 2008.

•                  Our Proxy Statement filed with the SEC on June 2, 2008.

•                  Our Current Reports on Form 8-K filed with the SEC on February 6, 2008, March 6, 2008, April 4, 2008, May 2, 2008, May 8, 2008, May 23, 2008, May 30, 2008 and June 2, 2008 (two filings made).  With respect to such Current Reports on Form 8-K, we specifically exclude from incorporation such information that has been furnished and not filed pursuant to Item 2.02, Item 7.01 and/or Item 9.01.

•                  Audited statements of assets to be acquired and liabilities to be assumed as of December 31, 2005 and December 25, 2004 and the related statements of net revenues and direct expenses for the years ended December 31, 2005, December 25, 2004 and December 27, 2003 for the Hands Held Products Group and the related notes thereto and Report of Independent Auditors thereon included in our Current Report on Form 8-K/A filed with the SEC on  July 2, 2007.

•                  Unaudited statements of assets to be acquired and liabilities to be assumed as of July 1, 2006 and the related statements of net revenues and direct expenses for the six months ended July 1, 2006 and July 2, 2005 for the Hands Held Products Group and the related notes thereto included in our Current Report on Form 8-K/A filed with the SEC on July 2, 2007.

•                  The description of our common shares contained in our Registration Statement on Form 8-A as filed with the SEC on June 22, 2000 pursuant to Section 12(g) of the Exchange Act.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering (excluding any portions thereof furnished but not filed under applicable rules and regulations) shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the Companies Act of 1981 of Bermuda (the “Companies Act”), our Memorandum of Association, as presently in effect (the “Memorandum of Association”), and our Bye-laws (the “Bye-laws”), as such provisions relate to the indemnification of our directors and officers.  This description is intended only as a summary and is qualified in its entirety by reference to the applicable provisions of the Companies Act, the Memorandum of Association and the Bye-laws, which are incorporated herein by reference.

The Companies Act permits us to indemnify its directors or officers in their capacity as such in respect of any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which a director or officer may be guilty in relation to us other than in respect of his own fraud or dishonesty.

Our Bye-laws provide that every director, officer, committee member and any resident representative be indemnified against any liabilities, loss, damage or expense incurred or suffered in such capacity, subject to limitations imposed in the Companies Act.

The Bye-laws further provide that we and each shareholder agree to waive any claim or right of action against any director or officer, in respect of any failure to act or any action taken by such director or officer in the performance of his duties with or for us.  The waiver does not extend to claims arising under United States federal securities laws or any claims or rights of action arising from the fraud or dishonesty of the director or officer.

We have agreed to indemnify certain of our current and former directors, officers and employees and our subsidiary Marvell Semiconductor, Inc. for reasonable costs and expenses incurred by such individuals in connection with certain civil actions and governmental investigations relating to our historic stock option granting practices.  Our agreement to pay reasonable fees and costs is subject to each individual’s agreement to reimburse us in the event that it is subsequently determined that the individual is not entitled to indemnification under our Bye-laws or applicable law.

We have entered into indemnification agreements with certain officers that may be sufficiently broad to permit indemnification of such officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7.  Exemption from Registration Claimed.

With respect to the restricted common shares to be reoffered or resold pursuant to this Registration Statement, we believe that the issuance of such shares is deemed to be exempt from registration in reliance upon Section 2(a)(3) of the Securities Act.  The common shares were issued or are issuable to the selling shareholders upon vesting of “stock unit” awards granted under our Amended and Restated 1995 Stock Option Plan and pursuant to the forms of Stock Unit Agreement and Notice of Stock Unit Awards for use thereunder.  The stock unit awards were granted for no consideration and represent our unfunded and unsecured promise to issue our common shares at a future date.  When a stock unit award vests, we settle the award by the issuance to the award recipient for no consideration with one common share for each vested stock unit.  We believe that, in accordance with the rules and regulations and other guidance of the SEC, the grant of the stock unit awards and the issuance of common shares upon settlement of the awards do not constitute a “sale” for purposes of the Securities Act and therefore are exempt from the registration requirements of the Securities Act.

Item 8.  Exhibits.

Exhibit		Incorporated by reference herein
Number	Description	Filing	Date

10.20	Amended and Restated 1995 Stock Option Plan	Quarterly Report on Form 10-Q for the period ended August 2, 2003 (File No. 000-30877) as Exhibit 10.20	September 15, 2003

10.34	Form of Notice of Stock Unit Award and Form of Stock Unit Agreement	Annual Report on Form 10-K for the fiscal year ended January 27, 2007 (File No. 000-30877) as Exhibit 10.34	July 2, 2007

5.1	Opinion of counsel

23.1	Consent of counsel (contained in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.3	Consent of Ernst & Young LLP, Independent Auditors

24.1	Power of Attorney (included as part of the signature page of this registration statement)

Item 9.  Undertakings.

(a)      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to the information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv) Any other communication that is an offer in the offering made by the registrant to the purchaser.

(b)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8/S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 20th day of June 2008.

MARVELL TECHNOLOGY GROUP LTD.

By:	/s/ Sehat Sutardja
Name: Dr. Sehat Sutardja
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Dr. Sehat Sutardja and George de Urioste, and each of them acting individually, as his attorney in fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8/S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sehat Sutardja	Chairman of the Board, President and Chief Executive Officer	June 20, 2008
Dr. Sehat Sutardja	(Principal Executive Officer)

/s/ George de Urioste	Interim Chief Financial Officer (Principal Financial and Accounting Officer)	June 19, 2008
George de Urioste

/s/ Pantas Sutardja	Director, Vice President, Chief Technology Officer, Acting Chief Operating Officer and	June 20, 2008
Dr. Pantas Sutardja	Chief Research and Development Officer

/s/ Herbert Chang	Director	June 20, 2008
Herbert Chang

/s/ Juergen Gromer	Director	June 19, 2008
Dr. Juergen Gromer

/s/ Arturo Krueger	Director	June 19, 2008
Arturo Krueger

MARVELL TECHNOLOGY GROUP LTD.

REGISTRATION STATEMENT ON FORM S-8/S-3

INDEX TO EXHIBITS

Exhibit		Incorporated by reference herein
Number	Description	Filing	Date

10.20	Amended and Restated 1995 Stock Option Plan	Quarterly Report on Form 10-Q for the period ended August 2, 2003 (File No. 000-30877) as Exhibit 10.20	September 15, 2003

10.34	Form of Notice of Stock Unit Award and Form of Stock Unit Agreement	Annual Report on Form 10-K for the fiscal year ended January 27, 2007 (File No. 000-30877) as Exhibit 10.34	July 2, 2007

5.1	Opinion of counsel

23.1	Consent of counsel (contained in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.3	Consent of Ernst & Young LLP, Independent Auditors

24.1	Power of Attorney (included as part of the signature page of this registration statement)